EXHIBIT 99.1

Galey & Lord Files Plan of Reorganization and Disclosure Statement

Anticipates Emerging From Bankruptcy in Early 2004

GREENSBORO, NORTH CAROLINA, NOVEMBER 17, 2003 — Galey & Lord, Inc. (OTC BB: GYLDQ) filed a proposed plan of reorganization and related disclosure statement in the United States Bankruptcy Court for the Southern District of New York on Friday, November 14, 2003. The plan was filed jointly with Galey & Lord’s 11 direct and indirect domestic subsidiaries (the “Company”), including Galey & Lord Industries and Swift Denim.

The Company believes that in light of the filing of this plan, it is poised to emerge from bankruptcy ready to build upon their leadership position as a supplier of textile fabrics to the apparel industry. Mr. Arthur Wiener, Galey’s Chairman and Chief Executive Officer, stated that “this is an important step for our Company and we are grateful to our many loyal customers, vendors, and employees for the support they have given us through this difficult period. The plan allows us to successfully de-leverage our balance sheet and emerge as a strong well-financed enterprise. The Company expects to emerge with a capital structure that will support its ongoing business ventures as well as its vision of the future.”

Under the plan, the Company’s senior secured debt holders would exchange approximately $300 million in pre-petition secured debt for a combination of cash, a secured note in the amount of $130 million, and the equity of the emerging parent company. The Company expects to have in place exit financing of up to $70 million of which approximately $25 million would be drawn upon emergence. A cash pool would be available to satisfy a portion of the claims of the companies’ general unsecured creditors, and the holders of the Company’s $300 million subordinated senior notes would receive warrants to purchase common stock if their class votes to accept the plan. Current equity holders would receive no distribution under the terms of the plan.

The bankruptcy court is expected to consider approval of the disclosure statement on December 17, 2003. Once the disclosure statement is approved, the Company will be able to solicit votes on the plan. The Company expects the court to consider confirmation of the plan by the end of January 2004, and the Company hopes to emerge from bankruptcy soon thereafter. The Company’s DIP financing has recently been extended to February 15, 2004, subject to final court approval.

The Company and its foreign affiliates, are leading global manufacturers of textiles for sportswear, including cotton casuals, denim, and corduroy.

The Company believes it is the market leader in producing innovative woven sportswear fabrics as a result of its expertise in sophisticated and diversified finishing. Fabrics are designed in close partnership with diversified base of customers to capture a large share of the middle and high end of the bottomweight woven market. The Company also believes it is one of the world’s largest producers of differentiated and value-added denim products. The Company and its foreign subsidiaries employs approximately 3300 employees in the United States and 1500 employees in its owned foreign operations. The Company and their joint venture interests operate facilities in the US, Canada, Mexico, Europe and Tunisia.

The Company’s current trading symbol on the OTC BB is GYLDQ.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made herein (including statements regarding any consummation of the restructuring transaction described above) are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions, or changes in factors affecting such statements.

CONTACT: Leonard Ferro of Galey & Lord, Inc., +1-336-665-3037